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                                                                   EXHIBIT 23.5

                    CONSENT OF PRUDENTIAL SECURITIES, INC.

                                                                October 6, 1998

Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, FL 32202

Dear Sirs:

  We hereby consent to the use of our opinion letter to the Special Committee of the Board of Directors of Regency Realty Corporation ("Regency") included as Annex B to the Joint Proxy Statement and Prospectus which forms a part of the Registration Statement on Form S-4 of Regency relating to the proposed merger of Pacific Retail Trust with and into Regency, and to the references to such opinion in such Joint Proxy Statement and Prospectus under the captions "The Merger--Opinion of Financial Advisor of REGENCY;" "The Merger--Background of The Merger," "The Merger--Reasons For The Merger; Recommendations Of The REGENCY Board;" and "The Merger--Opinion of REGENCY's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,
                                       PRUDENTIAL SECURITIES INCORPORATED

                                              /s/ Allen S. Morton
                                       By:____________________________________
                                               Managing Director